UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-A/A

Amendment No. 6
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FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
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GENESCO INC.
(Exact name of registrant as specified in its charter)
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Tennessee	62-0211340
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

Genesco Park 1415 Murfreesboro Road Nashville, Tennessee	37217
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Rights to Purchase Series 6 Subordinated Serial Preferred Stock	New York Stock Exchange
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If this form relates to the registration of a class of securities pursuant to section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.

Securities Act registration statement file number to which this form relates: None.

Securities to be registered pursuant to Section 12(g) of the Act: None.

Explanatory Note

This Amendment No. 6 to the Registration Statement on Form 8-A is being filed to amend the description of the securities registered pursuant to the Registration Statement on Form 8-A filed by Genesco Inc., a Tennessee corporation (the “Company”), with the Securities and Exchange Commission on August 15, 1990 (as amended on Forms 8-A/A, filed with the Securities and Exchange Commission on March 25, 1998, November 19, 1998, August 30, 2000, June 17, 2007 and April 9, 2010) (as so amended, the “Form 8-A”), relating to the Rights Agreement, dated as of August 8, 1990, between the Company and Computershare Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent, which has been amended and restated in its entirety pursuant to a Second Amended and Restated Rights Agreement, dated as of April 8, 2010. This Amendment No. 6 to the Registration Statement on Form 8-A is also being filed to attach the Amendment (as defined below) as an exhibit.

Item 1.    Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

On May 13, 2016, the Company entered into an Amendment and Termination of the Second Amended and Restated Rights Agreement (the “Amendment”) with Computershare Trust Company, N.A. (the “Rights Agent”), which amended that certain Second Amended and Restated Rights Agreement, dated as of August 8, 2010, between the Company and the Rights Agent (the “Rights Agreement”).

The Amendment accelerates the expiration date of the Company’s preferred share purchase rights issued pursuant to the Rights Agreement (the “Rights”) from the close of business on March 30, 2020 to the close of business on May 13, 2016, such that, as of 5:00 p.m., New York City time, on May 13, 2016, the Rights expired and are no longer outstanding and the Rights Agreement terminated.

A copy of the Amendment is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2016 and is incorporated herein by reference. A copy of the Rights Agreement is attached as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010 and is incorporated herein by reference. The foregoing description of the Amendment and Rights Agreement does not purport to be completed and is qualified in its entirety by reference to the Amendment and the Rights Agreement.

Item 2.    Exhibits.

1.
Second Amended and Restated Rights Agreement, dated as of April 8, 2010, between Genesco Inc. and Computershare Trust Company, N.A., as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights (Exhibit A), Form of Rights Certificate (Exhibit B) and Form of Summary of Rights (Exhibit C), incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010.

2.
Amendment and Termination of the Second Amended and Restated Rights Agreement, dated as of May 13, 2016, between Genesco Inc. and Computershare Trust Company, N.A., as Rights Agent, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2016.

3.	Form of Certificate for the Common Stock.

SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GENESCO INC.

Date: May 13, 2016
By:     /s/ Roger G. Sisson______________
Name:    Roger G. Sisson
Title:    Senior Vice President, Secretary
and General Counsel

EXHIBIT INDEX

1.
Second Amended and Restated Rights Agreement, dated as of April 8, 2010, between Genesco Inc. and Computershare Trust Company, N.A., as Rights Agent, including the Form of Certificate of Designation, Preferences and Rights (Exhibit A), Form of Rights Certificate (Exhibit B) and Form of Summary of Rights (Exhibit C), incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010.

2.
Amendment and Termination of the Second Amended and Restated Rights Agreement, dated as of May 13, 2016, between Genesco Inc. and Computershare Trust Company, N.A., as Rights Agent, incorporated herein by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 13, 2016.

3.	Form of Certificate for the Common Stock.